Exhibit 18.2

March 31, 2011 Board of Directors International Textile Group, Inc. 804 Green Valley Greensboro, NC 27408

Dear Directors:

We are providing this letter solely for inclusion as an exhibit to International Textile Group Inc.’s (the "Company") Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, as set forth in our report dated March 31, 2011. As stated in Note 3 to those financial statements, the Company changed its method of accounting for certain inventories from the Last-In, First-Out (“LIFO”) method to the First-In, First-Out (“FIFO”) method.  Note 3 also states the Company believes the change is preferable because the FIFO method is predominately used in the industry in which the Company operates, and therefore the change will make the comparison of results among companies in the industry more consistent. The Company also believes that the FIFO method provides a more meaningful presentation of financial position because the FIFO method better reflects the current value of inventories on the consolidated balance sheet, and the change also conforms all of the Company’s inventories to a single costing method for both financial reporting and income tax purposes.

With regard to the aforementioned accounting change, it should be understood that authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method and, in expressing our concurrence below, we have relied on management’s business planning and judgment and on management’s determination that this change in accounting principle is preferable.

Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

/s/ GRANT THORNTON LLP